As filed with the Securities and Exchange Commission on March 8, 2005.

Registration No. 333-123157

SECURITIES AND EXCHANGE COMMISSION

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TBS INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	4412	98-0225954
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Commerce Building
Chancery Lane
Hamilton HM 12, Bermuda
(441) 295-9230

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation
1633 Broadway
New York, New York 10019
(212) 479-8240

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Steven R. Finley Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000	Gary J. Wolfe Robert E. Lustrin Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to such section 8(a) may determine.

EXPLANATORY NOTE

This Amendment is being filed solely to correct Exhibit 23.2 of the Registration Statement on Form S-1 of TBS International Limited with respect to the date of the report of the independent registered public accountants.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the offering (all of which will be borne by TBS International Limited), are as follows:

Expenses	Amount
Securities and Exchange Commission registration fee		$14,713
NASD filing fee		13,000
NYSE listing fees
Printing expenses
Accounting fees and expenses
Legal fees and expenses
Blue Sky fees and expenses
Transfer agent's fees and expenses
Miscellaneous		—
Total	$

Item 14. Indemnification of Directors and Officers.

Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. The waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Section 98 of the Companies Act 1981 provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act 1981. We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments that we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities

We have not sold or issued any securities within the past three years that were not registered under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement*
2.1	Third Amended Joint Plan of Reorganization of Debtors Under Chapter 11 of the Bankruptcy Code*
3.1	Form of Memorandum of Association*
3.2	Form of Bye-laws*
4.1	Form of Common Share Certificate*
5.1	Opinion of Conyers Dill & Pearman*
10.1	Loan and Security Agreement, dated August 26, 2004, by and between Stratford Shipping Corp. and Sheffield Maritime Corp. and Merrill Lynch Business Financial Services, Inc.*
10.2	Credit Agreement, dated June 1, 2004, among Henley Maritime Corp., Vernon Maritime Corp., Arden Maritime Corp., TBS International Limited and GMAC Commercial Finance LLC*
10.3	Loan Agreement, dated December 21, 2004, between Avon Maritime Corp. and The Royal Bank of Scotland plc*
10.4	Umbrella Agreement, dated December 5, 2003, between TBS International Limited and Arkadia Shipping Inc.*
10.5	Form of Memorandum of Agreement related to sale-leaseback financings with Arkadia Shipping Inc.*
10.6	Form of Bareboat Charter related to sale-leaseback financings with Arkadia Shipping Inc.*
10.7	Management Agreement, dated February 8, 2001, by and among TBS Shipping International Limited, TBS Worldwide Services Inc., its indirect and direct subsidiaries, TBS Commercial Group Ltd. and Beacon Holdings Ltd.*
10.8	Management Agreement, dated February 8, 2001, between TBS Shipping Services Inc. and Transworld Cargo Carriers, S.A.*
10.9	Form of Management Agreement with Roymar Ship Management, Inc.*

Exhibit Number	Description of Exhibit
10.10	Management Agreement, dated January 1, 2000, by and between TBS Worldwide Services Inc., its direct and indirect subsidiaries, TBS Shipping Services Inc.*
10.11	Form of Commercial Agency Agreement with TBS Worldwide Services Inc.*
21.1	Subsidiaries of the Registrant+
23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Drewry Shipping Consultants Limited+
24.1	Power of Attorney+

+ Previously filed.

* To be filed by amendment

(b)	Financial Statement Schedules

The financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable, and therefore have been omitted, except for Schedule II — Valuation and Qualifying Accounts which is provided on page F-28.

Item 17. Undertakings

(a)  The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed on behalf of the undersigned, thereunto duly authorized in Yonkers, New York on March 8, 2005.

TBS INTERNATIONAL LIMITED
By:	/s/ Joseph E. Royce
Joseph E. Royce President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on March 8, 2005.

Signature	Title
/s/ Joseph E. Royce	President, Chief Executive Officer, Chairman and Director
Joseph E. Royce
*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Ferdinand V. Lepere
*	Controller (Principal Accounting Officer)
Anthony J. Gentile
*	Vice President and Director
James W. Bayley
*	Director
Randee E. Day
*	Senior Executive Vice President, Chief Operating Officer and Director
Gregg L. McNelis
*	Director
Peter S. Shaerf

*    The undersigned does hereby sign this registration statement on behalf of each of the above-indicated directors or officers of TBS International Limited pursuant to powers of attorney executed by each such director or officer.

/s/ Joseph E. Royce
Joseph E. Royce Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement*
2.1	Third Amended Joint Plan of Reorganization of Debtors Under Chapter 11 of the Bankruptcy Code*
3.1	Form of Memorandum of Association*
3.2	Form of Bye-laws*
4.1	Form of Common Share Certificate*
5.1	Opinion of Conyers Dill & Pearman*
10.1	Loan and Security Agreement, dated August 26, 2004, by and between Stratford Shipping Corp. and Sheffield Maritime Corp. and Merrill Lynch Business Financial Services, Inc.*
10.2	Credit Agreement, dated June 1, 2004, among Henley Maritime Corp., Vernon Maritime Corp., Arden Maritime Corp., TBS International Limited and GMAC Commercial Finance LLC*
10.3	Loan Agreement, dated December 21, 2004, between Avon Maritime Corp. and The Royal Bank of Scotland plc*
10.4	Umbrella Agreement, dated December 5, 2003, between TBS International Limited and Arkadia Shipping Inc.*
10.5	Form of Memorandum of Agreement related to sale-leaseback financings with Arkadia Shipping Inc.*
10.6	Form of Bareboat Charter related to sale-leaseback financings with Arkadia Shipping Inc.*
10.7	Management Agreement, dated February 8, 2001, by and among TBS Shipping International Limited, TBS Worldwide Services Inc., its indirect and direct subsidiaries, TBS Commercial Group Ltd. and Beacon Holdings Ltd.*
10.8	Management Agreement, dated February 8, 2001, between TBS Shipping Services Inc. and Transworld Cargo Carriers, S.A.*
10.9	Form of Management Agreement with Roymar Ship Management, Inc.*
10.10	Management Agreement, dated January 1, 2000, by and between TBS Worldwide Services Inc., its direct and indirect subsidiaries, TBS Shipping Services Inc.*
10.11	Form of Commercial Agency Agreement with TBS Worldwide Services Inc.*
21.1	Subsidiaries of the Registrant+

Exhibit Number	Description of Exhibit
23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Drewry Shipping Consultants Limited+
24.1	Power of Attorney+

+	Previously filed.

*	To be filed by amendment